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                                                                   EXHIBIT 10.53

                                INFOGRAMES, INC.
                                417 Fifth Avenue
                            New York, New York 10016



                                                            As of April 23, 2002


Mr. David Perry
63 Ritz Cove Drive
Monarch Beach, California 92629

Dear David:

         You and Infogrames, Inc. ("Employer"), hereby agree as follows:

         1. Employment - Effective as of the date on which Employer confirms to you in writing that it has consummated the acquisition of all of the stock of Shiny Entertainment, Inc. pursuant to the Stock Purchase Agreement dated April 23, 2002, among you, Employer and the other parties named therein (the "Closing Date"), Employer employs you to render your exclusive services as President of Shiny Entertainment, and you agree to perform such services for and at the direction of Employer on the terms and conditions hereinafter set forth. During the Term, as hereinafter defined, you shall report functionally to the Senior Executive Vice President of Employer, currently Harry Rubin, and operationally to the Senior Vice President, Development, of Employer, currently Dave Gatchel, or to such other individual as either aforementioned executive shall designate, so long as such other individual(s) shall hold a position of equal or superior status to yours. Your duties will include: managing the Shiny Entertainment development studio (the "Studio"); overseeing the development of product produced by the Studio; from time to time, as requested by Employer, rendering your technical and production expertise to other studios within the Infogrames family of labels; and performing such other services as are reasonably requested from time to time by Employer. You shall perform the duties assigned to you hereunder in an efficient and competent manner and devote your full time, skill and best efforts to the business and affairs of Employer and its affiliated companies and subsidiaries.

         2. Term - The term of this agreement (the "Term") shall commence on the Closing Date and continue for a period (the "Initial Period") ending on the date that is the later of: (i) three years from the Closing Date; (ii) six months from the initial commercial release date of the video game based on the motion picture project currently entitled The Matrix Revolutions (the "Matrix III Game"); and (iii) the earlier of (x) the date on which Employer's publishing division makes an official corporate decision to permanently abandon development ("Abandonment") of the Matrix III Game, and (y) the date on which Employer's license to develop and exploit the Matrix III Game is terminated. After the Initial Period, your employment shall continue on an atwill basis unless and until either party terminates it on one month's prior written notice.
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         3. Compensation -

                  (a) For all your services, Employer shall pay to you a base salary of $200,000 per annum, payable in equal installments on Employer's regular paydays during the Term. You will be eligible for annual review of your base salary on the same basis as other similarly-situated executives of Employer.

                  (b) (i) (A) In addition, with respect to the video game (the "Matrix II Game") based on the motion picture project currently entitled The Matrix Reloaded, Employer will pay to you a bonus of $500,000 within five business days following the release to manufacture of the Matrix II Game on the last of the four of the PS2, Xbox, GameCube and PC SKUs, excluding any such SKU that Employer has determined not to release (the "Release").

                          (B) In addition, with respect to the Matrix II Game,
Employer shall establish a bonus pool (the "Matrix II Bonus Pool") for then-current employees of the Studio (including yourself) and/or other employees of Employer, into which it will deposit $1,000,000 if the Release occurs on or prior to April 23, 2003 (or, but only if the theatrical release of the The Matrix Reloaded is after May 26, 2003, the Release occurs not later than five weeks prior to such post-May 26, 2003 theatrical release). Within 10 business days after the Release, you will provide Employer with a written allocation (the "Allocation") of the applicable Matrix II Bonus Pool, and Employer will make direct payments to the individuals named in such allocation of the designated amounts together with the next regular payroll (subject to any appropriate deductions for taxes and other usual charges).

                          (C) Notwithstanding the generality of the foregoing,
you hereby understand and agree that if, prior to the Release, either you terminate your employment with Employer, or you are terminated by Employer pursuant to either paragraph 12(a)(ii) or (iii), Employer will have no obligation to pay to you the bonus described in subparagraph 3(b)(i)(A) above or to establish the Matrix II Bonus Pool and/or to make any payments therefrom under this paragraph 3(b)(i); except that if (1) the Term has ended as a result of your death and prior thereto you left written instructions with Employer designating the Allocation of the Matrix II Bonus Pool, and (2) the Release nonetheless occurs as provided in subparagraph 3(b)(i)(B) above following your death, Employer will make direct payments to the individuals named in the Allocation (excluding yourself) of the designated amounts as provided above.

                          (C) You may not make any commitments on behalf of
Employer with respect to bonuses, royalties or other financial remuneration to any employee inconsistent with the above terms.

              (ii) With respect to fiscal year 2004 and each year of the Term thereafter, you will be included in Employer's Annual Incentive Plan and be eligible for certain bonus payments thereunder, the timing and amounts of which will be determined in the sole discretion of Employer in accordance with the Plan, on the same basis as other similarly-situated executives of Employer.

              (iii) It is expressly understood and agreed that except as set forth in this paragraph 3(b), Employer shall have no obligation to make any payments to you in the form of royalties or bonuses.

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            (c) Employer will reimburse you in accordance with its policies for reasonable and appropriate entertainment and traveling or other expenses incurred by you during your employment by Employer upon presentation of expense statements or vouchers, and other supporting information and documentation, as Employer may from time to time require. Without limiting the generality of the foregoing, your travel and entertainment reimbursement for business purposes shall be in accordance with Employer's normal policies applicable to Employer's similarly situated executives.

            (d) Employer may make appropriate deductions from its payments hereunder of all applicable taxes and other usual charges (including Social Security) for which you are responsible in respect of employment-related salary or benefits.

         4. Options - On the Closing Date, Employer will grant to you, pursuant and subject to the terms and conditions of Employer's 2000 Stock Incentive Plan (as may be modified from time to time during the Term, the "Plan"), options to purchase 30,000 shares of common stock of Employer at fair market value as of the Closing Date.

         5. Benefits - During the Term, and subject to the terms and provisions of such plans, you shall be entitled to participate in present or future employee benefit plans on the same basis as other similarly situated executives of Employer, including life insurance and health insurance, subject to Employer's right to modify or terminate such plans or benefits at any time. You shall be entitled to 20 business days of annual vacation, which will accrue in accordance with Employer's policies applicable to Employer's similarly situated executives.

         6. Key Man Insurance - Employer has the right to take out and maintain during the Term a "Key Man" insurance policy on you, under which Employer will pay all costs and receive all benefits. You agree to cooperate and take all reasonably requested actions in order to assist Employer in obtaining such an insurance policy, including any physical examination required.

         7. Name, Likeness and Biographical Information - During the Term Employer may reasonably utilize your name, likeness and biographical information (collectively, "Your Information") in furtherance of its business, and in press releases, corporate communications and good will advertising. Employer will endeavor to consult with you prior to such use and shall use reasonable efforts to accommodate your comments; it being understood that inadvertent or immaterial failure to so consult with you shall not be deemed to constitute a breach of this paragraph and/or the agreement, and that prior consultation with you will not be required for Employer to use Your Information in connection with any documents or filings required as a matter of law. After the Term, Employer may reasonably utilize Your Information, but solely as a matter of historical reference.

         8. Place of Employment - Subject to the terms of Section 12(d) below, your services shall be rendered primarily at Shiny Entertainment's office in Orange County, California. Employer may, however, from time to time require you to travel to and render services elsewhere, as Employer may reasonably require.

         9. Other Business Activity and Conflicts of Interest - During the Term, you shall abide by Employer's policies with respect to business conduct and conflicts of interest (including those with respect to serving as a board member or trustee for another entity). Without limiting

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the generality of the foregoing, you shall not, without Employer's prior written consent, engage or become interested, directly or indirectly, as owner, employer, partner, consultant, through stock ownership (except ownership of less than one percent of the number of shares outstanding of any securities which are listed for trading on any securities exchange), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation of any type of business or enterprise in any way competitive with any business now or hereafter conducted by Employer. Further, if you terminate your employment with Employer or are terminated by Employer pursuant to either paragraph 12(a)(ii) or (iii), you agree to abide by the terms of this paragraph 9 through the end of the Initial Period.

10. Confidential Information -

                  (a) (i) You and Employer acknowledge and agree that you are a unique employee who is, and has been since its inception, central to Shiny Entertainment and its business. You further acknowledge that you have learned and/or may hereafter learn the Confidential Information of Employer, as defined in paragraph 10(a)(ii) below, in a relationship of trust and confidence. As used in this paragraph 10, "Employer" shall be deemed to include Employer and its parent, affiliates and subsidiaries, specifically including Shiny Entertainment. You agree that, during your employment hereunder and at all times thereafter, all Confidential Information is and shall remain the property of or otherwise protectable by Employer. You further agree not to disclose any Confidential Information, or any portion thereof, to any person or entity, and not to use, license, sell, convey or otherwise exploit any Confidential Information, or any portion thereof, during the Term hereof and at all times thereafter for any purpose other than solely for the benefit of Employer.

                      (ii) As used herein, "Confidential Information" shall include, without limitation, all trade secrets and other information (whether or not reduced to writing and whether or not conceived, originated, discovered or developed in whole or in part by you) which is not generally known in Employer's industry and relates to the business, employees, products or work of Employer or customers or potential customers of Employer.

                  (b) Due to your uniqueness as an employee and your current and future intimate knowledge of the Confidential Information of Employer (and in particular, of Shiny Entertainment), you agree that during the Term you will not develop, create or work on (or consult or work for any entity that develops, creates or exploits) entertainment interactive software and/or video games. Further, if you terminate your employment with Employer (other than a termination for Employee Cause, as defined below) or are terminated by Employer pursuant to either paragraph 12(a)(ii) or (iii), you agree to abide by the terms of this paragraph 10(b) through the end of the Initial Period.

                  (c) Without limiting the foregoing, you hereby agree that, during the Term and for a period of one year thereafter, you will not recruit, solicit, cause or encourage -- or cause, assist or encourage any other person or entity to recruit, solicit, or encourage -- any employees of Employer to leave the employ of Employer; and you will not employ -- or cause, assist or encourage any other person or entity to employ -- any such person. Further, if you terminate your employment with Employer (other than a termination for Employee Cause) or are terminated by Employer pursuant to either paragraph 12(a)(ii) or
(iii), you agree to abide by the terms of this paragraph 10(c) through the end of the Initial Period.

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                  (d) The covenants in this paragraph 10 will be construed to be divided into separate and distinct covenants with respect to each matter or type of conduct described therein. Each of such divided covenants will be separate and distinct from all such other covenants with respect to the same or any aspect of Employer's business.

                  (e) Notwithstanding the foregoing provisions of this agreement, if at any time a court of competent jurisdiction holds that any portion of any covenant contained in this paragraph 10 is unenforceable by reason of its duration or applicable geographical area or in any other respect, such covenant will be interpreted to extend only over the maximum period of time, maximum geographical are, or maximum extent in all other respects, as the case may be, as to which it may be enforceable all as determined by such court in such action.

         11. Rights to Results of Services - In addition to your services, Employer shall own, and you hereby sell, grant, assign, transfer and set over to Employer, all rights of every kind in and to all results and proceeds of your services hereunder, including, without limitation, all documents prepared or compiled by you. All documents prepared by or made available to you during the Term shall be delivered to Employer upon termination of this agreement or at Employer's request at any other time. You hereby acknowledge and agree that all original works of authorship which are produced, developed or authored by you (whether alone or jointly with others), or otherwise resulting from your work within the scope of your employment with the Employer and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. If any of your works of authorship are deemed not to be "works made for hire," or if you are deemed to retain any rights in such works of authorship, you hereby irrevocably assign, without any further consideration and regardless of any use by the Employer of any such work of authorship, all of your rights, title and interest, if any, in such works of authorship to the Employer. In order to enforce this provision, you agree to sign and deliver to the Employer upon request all documents as the Employer may determine are appropriate to protect the interests of the Employer and vest ownership in the Employer of such works of authorship.

         12. Termination -

                  (a) Employer may terminate your services and thereby end the
                      Term:

                      (i) If you are incapacitated or prevented from fully performing hereunder by reason of mental, physical or other disability, and such disability continues for two consecutive months or for six months in the aggregate. Employer reserves the right, in good faith, to make the determination of disability under this Agreement based on information supplied by you and your medical personnel, as well as information from medical personnel (or others) selected by the Employer or its insurers.

                      (ii) For cause, on one day's written notice, setting forth with specificity the grounds for termination for serious willful misconduct, criminal activity in connection with your obligations hereunder, conduct constituting moral turpitude, or conduct reasonably expected to besmirch the reputation of or denigrate Employer and/or its affiliates. Upon such termination you shall forfeit your rights thereafter to receive any consideration, including under paragraphs 3 and 5 herein, except normal compensation previously earned but remaining unpaid as of the date of such termination.

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                      (iii) For cause, upon your failure, refusal or neglect to
fully perform your material duties hereunder (other than as provided in paragraphs 12(a)(i) and (ii) above), provided that Employer has given you written notice of such failure, refusal or neglect, and (A) you fail within 10 business days after your receipt of such notice to rectify or correct the same; or (B) if same is not capable of being rectified or corrected within said 10 business day period, you fail to take reasonable steps and to proceed with reasonable diligence to rectify or correct same, within such 10 business day period, and/or you fail to rectify or correct same, at the absolute latest, within 30 days after your receipt of such notice. Upon such termination you shall forfeit your rights thereafter to receive any consideration, including under paragraphs 3 and 5 herein, except normal compensation previously earned but remaining unpaid as of the date of such termination.

                  (b) It is agreed that the Term shall terminate upon your death. Your heirs, successors and assigns shall not be entitled to any consideration under this Agreement, except normal compensation earned but unpaid as of the date of such termination.

                  (c) If Employer terminates your employment upon grounds other than disability, cause or death, any such action shall be considered termination without cause. If Employer terminates your employment hereunder without cause, then, during the remainder of the Initial Period, without limiting the generality of and provided you comply with the terms of paragraphs 9 and 10 as if the Term had not been terminated (it being expressly understood and agreed and of the essence of this paragraph that if you do not comply with such provisions, Employer shall have no further obligation to satisfy the payment obligations set forth in the remainder of this sentence), Employer shall continue to pay you (i) the salary that would have been payable to you hereunder but for such termination, payable in equal installments on Employer's regular paydays, (ii) any bonus monies that were earned and accrued, but were not paid to you, prior to the date of termination, which monies shall be paid at such times as they otherwise would have been payable but for such termination, and
(iii) if such termination without cause occurs prior to the Release, an aggregate amount of $1,500,000 in equal quarterly installments during the period commencing with the first calendar quarter immediately following the quarter of the Release and ending on the date that is four years following the Closing Date; provided that if the end of the Initial Period occurs before such fourth anniversary of the Closing Date, Employer will pay any remaining amounts in one lump sum payment at the beginning of the quarter immediately following the end of the Initial Period. Employer will make each such quarterly payment no later than the 10th business day from the beginning of the relevant calendar quarter.

                  (d) You may terminate your services and thereby end the Term of this Agreement (such termination by you constituting a termination for "Employee Cause") only by a writing ("the Employee Termination Notice") sent by you to Employer within five business days following Employer's failure to cure one or both of the following defaults under this Agreement within the 30 days following a notice of default sent by you to Employer with respect to such default: (i) Employer's failure to timely pay amounts due to you under this Agreement, or (ii) Employer requiring you, as a condition of your employment, to permanently relocate your principal place of employment outside of Orange County or Los Angeles County, California. If you timely send the Employee Termination Notice, such Notice (and your termination for Employee Cause) shall be effective two business days following Employer's receipt of same.

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         13. Injunction - You acknowledge that your services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. If you breach this agreement or any provision thereof, in addition to its rights and remedies under general law, Employer shall be entitled to equitable relief by way of injunction or otherwise.

         14. Warranties and Representations - You warrant and represent that: you are authorized, empowered and able to enter into and fully perform your obligations hereunder; neither this agreement nor the fulfillment thereof infringes upon the rights of any person; and you know of no claim or purported claim which would interfere with Employer's rights or create any liability on the part of Employer.

         15. Applicable Law -

                  (a) This Agreement was negotiated and entered into within the State of New York. All matters pertaining to this agreement shall be governed by the laws of the State of New York applicable to contracts made and to be wholly performed therein (without giving effect to any conflict of laws principles under New York law). The state and federal courts in the county of New York shall have exclusive jurisdiction with respect to any claim between you and Employer, and you hereby irrevocably consent to the jurisdiction of said courts.

                  (b) Nothing in this agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this agreement and any material present or future statute, law, governmental regulation or ordinance as a result of which the parties have no legal right to contract or perform, the latter shall prevail, but in such event the provision(s) of this agreement affected shall be curtailed and limited only to the extent necessary to bring it or them within the legal requirements.

         16. Assignment - Employer may, at its election, assign this agreement or any of its rights hereunder to any subsidiary, affiliate or division of Employer, to any entity that is a member of the same controlled group of corporations as Employer, or to any entity that merges its assets with those of Employer or the assets of which are acquired by Employer, or to any entity acquiring all or a substantial portion of Employer's assets, by merger or otherwise, provided that after any such assignment Employer will remain secondarily liable for its obligations hereunder. You acknowledge that your services are unique and personal. Accordingly, you may not assign your rights or delegate your duties under this Agreement to any person or entity.

         17. Notices - All notices required to be given to Employer hereunder shall be sent to Employer at its address first mentioned herein and all notices to you shall be sent to you at your address herein, or such other address as each party respectively may hereafter designate by notice in writing to the other. All notices shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested. The day of receipt of any such notice shall be deemed the date of the giving thereof. All notices to Employer shall be sent to Employer to the attention of Senior Vice President, Human Resources, with a copy to Senior Vice President and General Counsel of Infogrames, Inc., 417 Fifth Avenue, New York, New York 10016.

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         18. Severability - The parties acknowledge that, in their view, the terms of this agreement are fair and reasonable at the date signed by them. Accordingly, if any one or more of the provisions contained in this agreement shall for any reason, whether by application of existing law or law which may develop after the date of this agreement, be determined by a court of competent jurisdiction to be excessively broad as to scope of activity, duration, or territory, or otherwise unenforceable, the parties hereby jointly request such court to construe any such provision by limiting or reducing it so as to be enforceable to the maximum extent in favor of Employer compatible with then-applicable law. If any one or more of the terms, provisions, covenants or restrictions of this agreement shall nonetheless be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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         19. Entire Agreement - This agreement constitutes the entire agreement, and supercedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to your employment by Employer; provided, however, that your employment shall be governed by Employer's policies applicable to substantially all of its non-union employees except if any express provision hereof is inconsistent with any provision of such policies, this agreement will govern. Without limiting the foregoing, the parties expressly acknowledge that in entering this agreement, they have not relied on any representations, written or unwritten, other than those expressly set forth herein. This agreement cannot be changed or modified in any manner, except in writing signed by you and the duly authorized agents of Employer.

                                        Very truly yours,

                                        INFOGRAMES, INC.

                                        By: /s/ Harry Rubin
                                            ---------------

                                        By: /s/ Lisa Rothblum
                                            ---------------

 ACCEPTED AND AGREED TO:

/s/ David Perry
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David Perry
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